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                             STOCK OPTION AGREEMENT
                           (Nonstatutory Stock Option)


                  THIS AGREEMENT made as of April 28, 1995, between Alfin, Inc., a New York corporation (hereinafter called the "Company"), and Suzanne Langlois (hereinafter called the "Optionee").


                              W I T N E S S E T H:


                  WHEREAS, the grant of an option covering the purchase of 100,000 shares of the Company's Common Stock (hereinafter called the "Grant") was approved by a majority of the shareholders of the Company entitled to vote at a meeting held on April 28, 1995; and

                  WHEREAS, the Company is making the Grant upon the terms and conditions hereinafter contained;

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the parties hereby enter into this Stock Option Agreement (hereinafter call the "Agreement") upon the following terms and conditions:

                  1. The Company hereby grants to the Optionee the option (the "Option") to purchase all or part of an aggregate of 100,000 shares of Common Stock at a purchase price of $1.00 per share. The Option is not intended to qualify as an incentive stock option under Section 422A of the Internal Revenue Code of 1986, as amended. The Option shall terminate entirely at the close of business on December 31, 1999, and may be exercised in whole or in part at any time prior to expiration.

                  2. The Option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution, and is exercisable, during his lifetime, only by the Optionee.

                  3. In the event of the death of the Optionee it may be exercised for a period of 90 days thereafter by the person or persons to whom the Option is transferred by will or the laws of descent and distribution.


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